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                                                                   Exhibit 99.2

                     STI/BBC Merger Creates New Medical Device
                      Company `Meridian Medical Technologies'


   ROCKVILLE, Md., Nov. 21 /PR Newswire/ -- Survival Technology, Inc. (STI) (Nasdaq: STIQ) and Brunswick Biomedical Corporation (BBC) today announced they completed their previously announced merger to form Meridian Medical Technologies, Inc. The company's new Nasdaq ticker symbol is MTEC effective November 22, 1996 (Nasdaq: MTEC).

    "The mission of Meridian Medical Technologies is to be a global leader in early intervention home healthcare and emergency medical technologies," said James H. Miller, chairman, president and CEO. "The Meridian name reflects our commitment to reaching new heights in these key growth segments of the medical device industry."

    He noted that the combining of resources creates new opportunities for growth in both drug delivery systems and cardiopulmonary products and services, STI is the world leader in auto-injector drug delivery technology for pharmaceuticals, biotechnology products and the military. Brunswick develops, manufactures and markets emergency-care products and medical devices for the non-invasive monitoring, diagnosis and care of cardiac patients.

    "We are optimistic about the exciting prospects for growth, synergy and new technological advances in the years ahead," Mr. Miller said. During fiscal 1996 ended July 31, 1996, STIQ sales increased 23 percent over the previous year to $31.4 million, while earnings increased 177 percent to $1.3 million ($.41 per share).

    Meridian Medical Technologies' facilities will include the former STI manufacturing complex in St. Louis, offices in Rockville and international operations based in England as well as the former Brunswick facilities in Wareham, Mass. and Northern Ireland.

    Pursuant to the definitive agreement, each of Brunswick's outstanding shares of common stock was converted into 2.1 shares of the company's common stock. Each of Brunswick's outstanding shares of preferred stock was converted into 2.1 shares of the company's common stock and a warrant to purchase 0.4 of a share of the company's common stock at an exercise price of $11.00 per share, exercisable for a period of five years following the merger.

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    In addition, the company assumed Brunswick's obligations under outstanding options and warrants. These provisions of the agreement resulted in approximately 1.7 million shares of the company's common stock being issued in exchange for the Brunswick stock upon the consummation of the merger and could result in the issuance of an additional 1.05 million shares of the company's common stock if all options and warrants are exercised and the required consideration paid. Each of the 1,888,126 shares of the company's common stock formerly owned by Brunswick was retired in the merger. The transaction is being accounted for by the purchase method of accounting.

SOURCE  Survival Technology, Inc.
        -0- 11/21/96
        /CONTACT:  James H. Miller, Chairman, President and
CEO or Jeffrey W. Church, Sr. Vice President, Finance and
CFO, 800-638-8093, both of Survival Technology/































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